Exhibit 10.21

CALYXT, INC.

2017 STOCK OPTION SUB-PLAN

FOR FRENCH EMPLOYEES AND CONSULTANTS

1. Introduction. The Board of Calyxt, Inc. has established a 2017 Omnibus Incentive Plan for the benefit of certain employees and consultants of the Company and its subsidiary, parent and affiliate companies, including Cellectis S.A., which held directly or indirectly at least 10% of the share capital of the Company. Section 19 of the Plan specifically authorizes the Administrator to adopt procedures and forms relating to the Plan as it deems advisable with respect to foreign participants. The Board, therefore, intends to establish a sub-plan for France of the Plan for the purpose of granting Options which may qualify for the favourable tax and social security treatment in France applicable to Options granted under Sections L. 225-177 to L. 225-186-1 of the French Commercial Code as amended to qualifying employees and consultants under the Plan who are resident in France for French tax purposes.

The terms of the Plan, as subsequently amended and as set out in Appendix 1 hereto, shall, subject to the modifications in the following rules, constitute the rules of the 2017 Omnibus Incentive Plan for French Participants.

For the avoidance of doubt, this Sub-Plan shall become effective provided that the Common Stocks of Calyxt, Inc. are listed on a regulated market of the European Union or on the National Association of Securities Dealers Inc. Automated Quotation (“Nasdaq”) System or on the New York Stock Exchange in the United States of America.

2. Definitions. The following definitions of the Plan are amended as follows:

(a) “Affiliate” means any corporation (other than the Company) of which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which owns directly or indirectly at least fifty percent (50%) of the share capital or voting rights of the Company.

(b) “Award” means any award of an Option under this Sub-Plan.

(c) “Consultant” means, as of any date and provided that the Common Stock is listed on a regulated market of the European Union or on the Nasdaq System or on the New York Stock Exchange in the United States of America, any French resident who is a member of the supervisory board or director of any Affiliate or Parent;

it being specified that, no Option Awards may be made under this Sub-Plan to a member of the supervisory board or director of the Company or any Subsidiary.

For French Affiliate and Parent, the members of the supervisory board or directors eligible to be granted with Option under this Sub-Plan, subject to this definition of Consultant, include the president and the members of the management board (président et membres du directoire) or, as the case may be, the president of the board of directors (président du conseil d’administration), the general manager (directeur général) and the deputy general managers (directeurs généraux délégués).

(d) “Disability” means total and permanent disability, as defined under Applicable Laws, i.e. a disability declared further to a medical examination provided for in Section L. 4624-21 of the French Labor Code (Code du travail).

(e) “Employee” means, as of any date and provided that the Common Stock is listed on a regulated market of the European Union or on the Nasdaq System or on the New York Stock Exchange in the United States of America, any French resident who is employed by the Company or by any Subsidiary, Affiliate or Parent under the terms and conditions of an employment contract.

(f) “Fair Market Value” means, as of any date and provided that the Common Stock is listed on a regulated market of the European Union or on the Nasdaq System or on the New York Stock Exchange in the United States of America, the per share fair market value determined by reference to a closing sales price of one share on such stock exchange market for the day prior to the day of the decision of the Administrator to grant the Option as quoted on such exchange or system and reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, however, that the Fair Market Value shall in no case be less than ninety five per cent (95%) of the average of the closing sales price for a share as quoted on said stock exchange market during the twenty (20) market trading days prior to the day of the Administrator’s decision to grant the Option (or the average closing bid for such twenty (20) day period, if no sales were reported);

it being specified that, when an Option entitles the holder to purchase shares previously repurchased by the Company, the exercise price, notwithstanding the above provisions and in accordance with applicable law, may not be less than 80% of the average purchase price paid by the Company for all shares so previously repurchased.

The price settled for the subscription or purchase of Shares shall not be modified during the period in which the Option may be exercised (other than an adjustment pursuant to Section 13 below or as necessary to comply with applicable laws or regulations).

(g) “Option” means an option representing the right to purchase Shares from the Company, granted pursuant to the Sub-Plan which is intended to qualify for preferred tax treatment under applicable French tax laws.

(h) “Parent” means a corporation which owns directly or indirectly at least ten per cent (10%) of the share capital or voting rights of the Company.

(i) “Subsidiary” means a corporation of which at least ten per cent (10%) of the share capital or voting rights is held directly or indirectly by the Company.

Section 1 of the Plan is also completed as follows:

(a) “French Participant” means a Participant whose Award is issued in reliance on Sections L. 225-177 to L. 225-186-1 of the French Commercial Code.

(b) “Sub-Plan” means this Calyxt, Inc. 2017 Stock Option Sub-Plan for French Employees and Consultants.

3. Eligibility.

(a) Recipients of Grants. Section 3(a) of the Plan is amended as follows:

Any Employee shall be eligible to be selected to receive an Award under the Plan, to the extent an offer of an Award or a receipt of such Award is permitted by Applicable Laws or accounting or tax rules and regulations.

(b) Type of Award. Section 3(b) of the Plan is amended as follows:

Each Award shall be designated in the Award Agreement as an Option granted under the Sub-Plan.

(c) Substitute Awards. Section 3(c) of the Plan is not applicable for Awards made further to the present Sub-Plan.

(e) No Employment Rights. The present Sub-Plan does not amend Section 3(d) of the Plan.

4. Administration of the Plan.

The present Sub-Plan does not amend Section 4 of the Plan.

5. Stock Subject to the Sub-Plan.

The present Sub-Plan does not amend Section 5 of the Plan.

6. Limitations on Grants to Participants.

Section 6 is amended as follows:

(a) Subject to adjustment as provided in Section 17 below, the maximum aggregate number of Shares that may be subject to Awards granted to any one person under the Plan for any fiscal year of the Company shall be Options that relate to no more than 200,000 Shares.

Notwithstanding any provision the foregoing, Option Awards may not be granted to French Participant owning more than ten percent (10%) of the Company’s share capital except as permitted under Section L225-185 of the French commercial code.

The total number of Options granted to French Participants but not yet exercised may not give a right to subscribe a number of Shares exceeding one third of the stock capital of the Company.

(b) The Shares issued under the Plan may be authorized, but unissued or reacquired Shares. If an Award should be forfeited, expire, terminate, lapse or become unexercisable for any reason without having been exercised in full or be settled in cash, in whole or in part, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grants under the Plan. Any Shares which are retained by the Company upon exercise of an Award in order to satisfy (i) the exercise or purchase price for such Award or (ii) any withholding taxes due with respect to such Award and Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right that the Company may have shall not be available for future grants under the Plan.

7. Term of the Sub-Plan.

Section 7 of the Plan is completed as follows:

The Sub-Plan shall become effective as of the date of its adoption by the Board. It shall continue in effect until the termination of the Plan unless terminated earlier under Section 20 of the Sub-Plan.

8. Options.

(a) Term of Option. Section 8(a) of the Plan is amended as follows:

The term of each Option shall be as stated in the Option Agreement; provided, however, that subject to Section 10(d) hereof, the maximum term of an Option shall not exceed 10 years from the date of grant thereof or such shorter term as may be provided in the Option Agreement; provided further, that the Administrator may (but shall not be required to) provide in an Award Agreement for an extension of such term in the event the exercise of the Option would be prohibited by law on the expiration date.

(b) Option Exercise Price. Section 8(b) is amended as follows:

The Option Price for the shares to be issued or acquired upon exercise of an Option shall be determined by the Administrator upon the date of grant of the Option and stated in the Option Agreement, but in no event shall be lower than the Fair Market Value on the date the Option is granted. This Option Price cannot be modified while the Option is outstanding, except as expressly provided for under Applicable Laws.

(c) Option Exercise Price. The present Sub-Plan does not amend Section 8(c) of the Plan.

(d) Incentive Stock Option $100,000 Limitation. Section 8(d) of the Plan is not applicable for Awards made further to the present Sub-Plan.

(e) Disqualifying Dispositions. Section 8(e) of the Plan is not applicable for Awards made further to the present Sub-Plan.

(f) Permissible Consideration. Section 8(f) is amended as follows:

The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist of:

(i) cash or check (denominated in U.S. Dollars);

(ii) wire transfer (denominated in U.S. Dollars); or

(iii) a combination of the foregoing methods of payment.

9. SARs.

Section 9 of the Plan is not applicable for Awards made further to the present Sub-Plan.

10. Restricted Stocks and RSUs.

Section 10 of the Plan is not applicable for Awards made further to the present Sub-Plan.

11. Restricted Stocks and RSUs.

Section 11 of the Plan is not applicable for Awards made further to the present Sub-Plan.

12. ‘Deferred Awards.

Section 12 of the Plan is not applicable for Awards made further to the present Sub-Plan.

13. Other Cash-Based Awards and Other Share-Based Awards.

Section 13 of the Plan is not applicable for Awards made further to the present Sub-Plan.

14. Exercise of Award.

(a) General. The present Sub-Plan does not amend this Section 14(a) of the Plan.

(b) Termination of Employment or Consulting Relationship. Section 8(b) of the Plan is amended as follows:

The Administrator shall establish and set forth in the applicable Award Agreement the terms and conditions upon which an Award shall remain exercisable, if at all, following termination of an Participant’s Continuous Service Status, which provisions may be waived or modified by the Administrator at any time. To the extent that an Award Agreement does not specify the terms and conditions upon which an Award shall terminate upon termination of an Participant’s Continuous Service Status, the following provisions shall apply:

(i) General Provisions. If the Participant (or other person entitled to exercise the Award) does not exercise the Award to the extent so entitled within the time specified below, the Award shall terminate and the Shares underlying the unexercised portion of the Award shall revert to the Plan. In no event may any Award be exercised after the expiration of the Award term as set forth in the Award Agreement (and subject to Section 8(a) above).

(ii) Termination other than Upon Disability or Death. In the event of termination of an Participant’s Continuous Service Status other than under the circumstances set forth in subsection (iii) and (iv) below, such Participant may exercise any outstanding Award at any time within three (3) months following such termination to the extent the Participant was vested in the Shares underlying the Award as of the date of such termination.

(iii) Disability of Participant. In the event that an Participant’s status as an Employee or Consultant terminates as a result of the Participant’s Disability, the Participant may exercise his or her Award at any time within six (6) months from the date of such termination, but only to the extent that the Participant was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement). If, at the date of termination, the Participant is not entitled to exercise his or her entire Award, the shares covered by the unexercisable portion of the Award shall revert to the Sub-Plan. If, after termination, the Participant does not exercise his or her Award within the time specified herein, the Award shall terminate, and the shares covered by such Award shall revert to the Sub-Plan.

(iv) Death of Participant. In the event of the death of an Participant while an Employee or Consultant, the Award may be exercised at any time within six (6) months following the date of death by the Participant’s estate or by a person who acquired the right to exercise the Award by bequest or inheritance, but only to the extent that the Participant was entitled to exercise the Award at the date of death. If, at the time of death, the Participant was not entitled to exercise his or her entire Award, the shares covered by the unexercisable portion of the Award shall revert to the Sub-Plan. If, after death, the Participant’s estate or a person who acquired the right to exercise the Award by bequest or inheritance does not exercise the Award within the time specified herein, the Award shall terminate, and the shares covered by such Award shall immediately revert to the Sub-Plan.

(c) Buyout Provisions. This section is not applicable for Awards made further to the present Sub-Plan.

15. Taxes. Section 15 of the Plan is amended as follows:

As a condition of the grant, vesting and exercise of an Award, the Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the Award) shall make such arrangements as the Administrator may require for the satisfaction of any French and U.S. federal, state or local withholding obligations or foreign tax withholding obligations that may arise in connection with such Award. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

16. Non-Transferability of Awards. Section 16 of the Plan is amended as follows:

An Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

17. Adjustments Upon Changes in Capitalization or Merger.

(a) Changes in Capitalization. Section 17(a) of the Plan is amended as follows:

In the event of the carrying out by the Company of any of the financial operations pursuant to article L. 225-181 of the French commercial code as follows:

•	amortization or reduction of the share capital,

•	amendment of the allocation of profits,

•	distribution of free shares,

•	capitalization of reserves, profits, issuance premiums,

•	the issuance of shares or securities giving right to shares to be subscribed for in cash or by set-off of existing indebtedness offered exclusively to the shareholders;

the Company shall take the required measures to protect the interest of the Participants in the conditions set forth in Article L. 228-99 of the French commercial code.

(b) Dissolution or Liquidation. The present Sub-Plan does not amend Section 17(b) of the Plan.

(c) Corporate Transactions. This section is completed as follows:

If the modification or adjustment is contrary to the conditions set forth in Article L. 225-197-1 through L.225-197-5 of the French commercial code, the Options may no longer qualify as French-qualified options. If the Options no longer qualify as French-qualified options, the Administrator may, provided it is authorized to do so under the Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Options, the exercisability of the Options, or the sale of the shares which may have been imposed under this Sub-Plan or in the Option Agreement delivered to the Participant.

18. Time of Granting Options.

The present Sub-Plan does not amend Section 18 of the Plan.

19. General Provisions Applicable to Awards.

The present Sub-Plan does not amend Sections 19(a), 19(b), 19(d), 19(e), 19(f) and 19(g) of the Plan.

Section 19(c) of the Plan is not applicable for Awards made further to the present Sub-Plan.

20. Amendment and Termination of the Plan.

The present Sub-Plan does not amend Section 20 of the Plan

21. Conditions Upon Issuance of Shares

The present Sub-Plan does not amend Section 21 of the Plan.

22. Beneficiaries.

Section 22 of the Plan is not applicable for Awards made further to the present Sub-Plan.

23. Addenda.

The present Sub-Plan does not amend Section 23 of the Plan.

24. Cancellation or “Clawback” of Awards.

The present Sub-Plan does not amend Section 24 of the Plan.

25. Restrictive Covenants.

The present Sub-Plan does not amend Section 25 of the Plan.

26. Compliance with Section 409A of the Code.

Section 26 of the Plan is not applicable for Awards made further to the present Sub-Plan.

27. Successors and Assigns.

The present Sub-Plan does not amend Section 27 of the Plan.

28. Data Privacy.

The present Sub-Plan does not amend Section 28 of the Plan.

29. Governing Law.

The present Sub-Plan does not amend Section 29 of the Plan.

30. Waiver of Jury Trial.

The present Sub-Plan does not amend Section 30 of the Plan.

31. Dispute Resolution.

The present Sub-Plan does not amend Section 31 of the Plan.